Amendment to 1989 Directors' Stock Option Plan
                             (Adopted April 9, 1996)

         RESOLVED, that Section 7(c)(v) of the 1989 Circuit City Stores, Inc. Non-Employee Directors Stock Option Plan (the "Plan") shall be amended, subject to stockholder approval, to allow a director to exercise a vested option after the option holder ceases to be a director for a period of one additional year for each five years of service by the option holder as a director of the Company, but not past the expiration date of the option, such amendment to be accomplished by deleting said
         Section 7(c)(v) and replacing it with the following:

                  "(v) except at such time as an optionee is a director of the Company; provided, however, that once an Option has become exercisable, if the optionee later ceases to be a director of the Company, the Option may be exercised after the date the optionee ceased to be a director at any time that is within a period equal to the number of years of a director's service on the Board divided by five (5) (rounded down to the next full integer) plus one (1) year, provided that the Option must be exercised before its date of expiration pursuant to (iii) above."